AGREEMENT FOR CONSULTING SERVICES

THIS AGREEMENT is made as of the 28th day of October, 2011.

BETWEEN:

Kobex Minerals Inc.
1700-700 W Pender St
Vancouver, British Columbia
V6C 1G8

("KOBEX")

AND:

Geoffrey D. Bach
6610 Marine Crescent
Vancouver. British Columbia V6P 5X1

(the "Consultant")

WHEREAS:

A.                    KOBEX has requested that the Consultant provide certain specialized services to KOBEX, described in Schedule A;

B.                    The Consultant has agreed to provide such services on the terms and conditions set out in this Agreement;

NOW THEREFORE THIS AGREEMENT WITNESSES THAT  in consideration of the premises and the mutual covenants herein contained, the parties hereby agree as follows:

1.	INTERPRETATION

1.1                   Definitions - For purposes of this Agreement, certain capitalized terms shall have the meanings set out in Schedule C.

1.2                   Currency - Unless otherwise specified, all currency amounts in this Agreement are in Canadian dollars.

2.	SERVICES AND COMPENSATION

2.1                   Agreement - The Consultant agrees to provide the Services described in Schedule A.

2.2                   Compensation - In compensation for the performance of Services by the Consultant, KOBEX shall pay the Consultant the amounts calculated in accordance  with Schedule  A, within thirty (30) days of receipt of invoice by KOBEX.   The Consultant shall comply with the invoice format set out in Schedule B.

3.	RESPONSIBILITIES OF THE CONSULTANT

3.1                   Consultant's Responsibilities - In providing the Services the Consultant shall:

(a)	exercise the appropriate degree of care, skill and diligence exercised by professionals performing services similar to the Services;

(b)	proceed diligently, and expeditiously in accordance with accepted industry practices and standards;

(c)	pay all professional dues, taxes, medical and other statutory insurance coverage and all other statutory deductions and benefits applicable to him;

(d)	observe and comply with applicable KOBEX safety policies and guidelines when on KOBEX Group properties;

(e)	observe and comply with the applicable principles contained in KOBEX'sCode of Business Conduct, as amended or replaced from time to time;

(f)	report to KOBEX from time to time on the status of the Services as requested byKOBEX; and

(g)	advise KOBEX forthwith of all material results obtained during the course of providing the Services.

4.	WORK PRODUCT AND INTELLECTUAL PROPERTY

4.1                   Ownership and Use of Work Product  - All Work Product developed in performing the  Services shall  be the sole property of KOBEX and may be used by KOBEX  and  any of  its Affiliates for their own purposes and by all other persons so licensed by KOBEX, in each case without obligation to the Consultant.  The Consultant hereby assigns to KOBEX all right, title and interest in and to the Work Product including without limitation all patent rights, trademarks, and copyrights. The Consultant hereby waives any and all moral rights in the Work Product under copyright law.  The Consultant shall make no use of any Work Product nor allow any use of or license any other person to use any Work Product without KOBEX'  prior written consent.

4.2                   Intellectual Property Protection - If KOBEX wishes to protect any Work Product, whether by way of patents, copyrights, trademarks or otherwise, the Consultant shall provide all cooperation and assistance as may reasonably be required by KOBEX to enable KOBEX  to obtain such protection, and to have such patents, copyrights, trademarks or other intellectual property rights assigned  solely to KOBEX.   KOBEX  shall reimburse the Consultant  for  all reasonable  expenses incurred in providing such cooperation and assistance to KOBEX.  The Consultant shall not apply for or claim any patent, copyright, trademark or other form of intellectual property rights relating to any Work Product.

5.	CONFIDENTIALITY

5.1                   KOBEX  Confidential Information and  Work Product - The Consultant  shall use Confidential Information for the purpose of carrying out the Services and for no other purpose,  and shall hold the Confidential Information and Work Product in confidence and shall not disclose same to any third person without the prior written consent of KOBEX, except to the extent that:

(a)	such disclosure is reasonably required to be made by the Consultant to Affiliates of KOBEX who have a bona fide need to have access thereto;

(b)	such disclosure is of Confidential Information that is in the unrestricted possession of the Consultant prior to disclosure by KOBEX, as evidenced by written records;

(c)	such disclosure is of Confidential Information or Work Product that is within the public domain or enters the public domain through no fault of the Consultant; or

         (d)          the Confidential Information had been received in good faith by the Consultant from a third person without obligation of confidentiality prior to the time of such disclosure of Confidential Information by the Consultant.

(e)	such disclosure is of Confidential Information that is rightfully disclosed by the Consultant in the performance of the Services.

6.	ADDITIONAL COVENANTS

6.1                   Publicity - Except with the prior written approval of KOBEX, the Consultant shall not in any manner publish or advertise information about any projects of KOBEX or its Affiliates.

6.2                   Review of Materials - The Consultant  shall for so long  as the Services  are  being carried out  and for  a period  of one  (1) year following  completion  of  the  Services  or  the  earlier termination of this Agreement, make available to KOBEX all Work Product, to the extent not already provided to KOBEX, at reasonable times for review and copying.

6.3                   Delivery of Materials - Upon completion of the Services or the earlier termination  of this Agreement, the Consultant shall deliver to KOBEX all documents and computer files held by the Consultant, to the extent not already provided to KOBEX, containing any Work Product, provided that the Consultant shall be entitled to retain a copy of all such documents and computer files for the Consultant's records.

6.4                   Delivery of  Physical  Property -  Upon  completion  of  the  Services  or  the  earlier . termination of this Agreement, the Consultant shall upon the request of KOBEX deliver to KOBEX all physical property purchased by or on behalf of KOBEX for purposes of carrying out the Services.

6.5                   Right to Audit - The Consultant shall make its relevant records and correspondence relating to the Services available for audit at reasonable times to any persons designated by KOBEX throughout  the period  of  the Services  and  for  a period  of one  year following  completion  of  the Services or the earlier termination of this Agreement. KOBEX shall reimburse the Consultant for all reasonable time and expenses incurred in compliance  with this clause 6.5.

7.	INSURANCE

7.1                   Insurance - To the extent  required  by law, the Consultant shall  provide and pay for workers compensation  insurance for himself while providing the Services.

8.	GENERAL

8.1                  Termination - Either party may in its sole discretion terminate tis agreement at any time upon sixty (60) days prior written notice of termination to the other party. In the event of early termination of this agreement by KOBEX, KOBEX shall pay and satisfy all costs and liabilites (including non cancellable obligations) reasonably incurred by the Consultant in providing the Services for the period up yo date of the Consultant's receipt of the notice of termination.

8.2                   Independent Contractor - The Consultant  shall  be an independent  contractor  in the performance of the Services hereunder,  and nothing in this Agreement creates or is intended  to create any partnership, joint venture or fiduciary relationship between the parties hereto.

8.3                   Remedies - The parties acknowledge that if this Agreement is breached or if a breach hereof  is threatened,  the remedy  at law  may be inadequate,  and without  limiting  any other  remedy available at law or in equity, the parties agree that injunctions, restraining orders, specific performance and other forms of equitable relief shall be available.

8.4                   Assignment  -  This  Agreement   and  the  rights  and  obligations  of  the  Consultant hereunder shall not be assigned in whole or in part by the Consultant without the prior written consent of KOBEX, and any attempt to assign without such consent will be of no force or effect.

8.5                   Severability - If one or more provisions  of this Agreement shall be invalid, illegal or unenforceable in any respect under any applicable law, the validity, legality and enforceability of the remaining terms and provisions  hereof shall not be affected or impaired  by reason thereof.

8.6                   Applicable Law - This Agreement  shall be governed  by and construed  in accordance with the laws of the Province  of British  Columbia  and the applicable  federal  laws of Canada  and the parties  hereby attorn to the jurisdiction of the courts  of the Province  of British  Columbia  and agree that the judgements of such courts shall be enforceable both within and outside the Province of British Columbia.

8.7                   Notices- Any notice or other communication to be given  by either party to the other party under this Agreement  shall be in writing and shall be deemed  to have been well and sufficiently given if telecopied to, or delivered at the address of the other party hereinafter  set forth:

If to KOBEX:

(a)    By delivery:              Kobex Minerals Inc,
1700-700  W  Pender St
Vancouver, B.C.
V6C 1G8
Attention:   President, Kobex Minerals Inc.

(b)    By fax:                       (604) 688-9368

If to the Consultant:

(a)    By delivery:              Geoffrey D. Bach
6610 Marine Crescent
Vancouver.   British Columbia  V6P 5X1

or at such substitute address as the other party may from time to time direct in writing, and any such notice or  other  communication  shall  be deemed  to have  been received  on  the first  business  day following transmission or delivery, provided that if at the time of giving such notice there is in effect any industrial dispute, natural disaster or other event which may delay the receipt of such notice or other communication, the same shall only be effective if actually delivered or received.

8.8                   Entire Agreement- This Agreement, including the schedules hereto, sets forth the full and complete understanding of the parties as of the date written above and supercedes any and all agreements and representations made or dated prior hereto. In case of conflict between the provisions of Schedule A and the provisions of the main part of this Agreement, the latter shall govern.

8.9                   Survival - The covenants  and agreements of the parties set out in this Agreement (except for Articles 2 and 3) shall survive the completion of the Services or early termination of this Agreement.

8.10                 Amendment -This  Agreement may not be amended except by agreement in writing signed on behalf of both parties.

8.11                 Enurement - This Agreement shall enure to the benefit of and be binding upon the parties  hereto  and  their  respective  heirs, legal  personal  representatives,  successors  and  permitted assigns.

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed to have effect as of the day and year first above written.

SCHEDULE A

SERVICES

At the request of management, the Consultant, Geoffrey D. Bach, shall provide business consulting services which shall include but not be limited to:

●	Acting as Chief Financial Officer for KOBEX, including:
o	Timely preparation and presentation of the Company's financial results to members of the board.
o	Timely filing of regulatory documents.
o	Analysis, support and advice on business opportunities which the Company evaluates or pursues.

Reporting will be to the President of KOBEX.

The Consultant will provide services to KOBEX at a rate of $150.00  (Canadian dollars) per hour.

SCHEDULE C

DEFINITIONS

For purposes of this Agreement, the following terms shall have the meanings set out below:

(a)
"Affiliate" means, as to any party, and company or other corporate entity which directly or indirectly controls, is controlled by, or in under control with, that party or its shareholders. For purposes of this definition, "control" means possesion, directly or indirectly, of the power to direct or cause the direction of management and policies through ownership of voting securities, contract, voting trust or otherwise;

(b)	"Agreement" means this Agreement, including the Schedules hereto;

(c)
"Confidential   Information"  means  all  information,  data,  knowledge  and  know-how,   in whatever form and however communicated, relating directly or indirectly to KOBEX or its Affiliates or their respective businesses, operations, joint ventures, partnerships, properties, products, markets, financial positions, processes, facilities, research activities or technologies, that is delivered or disclosed by KOBEX or any Affiliate thereof to the Consultant, or which the Consultant learns or obtains through study or analysis of such information, data, knowledge or know-how or through observation of physical objects, but does not include Work Product;

(d)	"Services" means the consulting services to be provided by the Consultant as more particularly described in Schedule A, as may be amended from time to time by agreement between the parties; and

(e)
"Work  Product"  means all deliverables under this Agreement and all information and data, developed  by or on behalf of the Consultant,  whether on its own or jointly with any other person, in performing the Services, whether or not patented or patentable and in whatever form or medium stored, including without limitation research data and reports.

SCHEDULE B

INVOICING

1.	Invoices for services and disbursements must be submitted for payment no later than 3 months after work has been completed. Receipts for disbursements to be submitted with invoice..

2.	Invoices shall clearly show: Invoice Number

Invoice Number
Brief description of work
Current invoice total
Hours and time period worked
Breakdown of fees, disbursements and taxes charged thereon.

Failure to submit invoices as specified will result in a rejection and return of invoice for correction to format specified.  The date of record will be taken as the receipt date of the corrected invoice.

3.	Show the Consultant's GST/HST registration number.

4.	Invoices to be sent to the attention of:
Kobex Minerals Inc.
1700 - 700 W Pender St
Vancouver, BC V6C 1G8
Canada
Attention: CHELSIA CHEAM I ACCOUNTS PAYABLE